Exhibit 99.1

News Release

MMC ANNOUNCES SETTLEMENT OF SECURITIES AND ERISA CLASS ACTIONS

NEW YORK, November 13, 2009 — Marsh & McLennan Companies, Inc. (NYSE: MMC) today announced that it has reached a settlement in the securities class action lawsuit filed in 2004 in the U.S. District Court for the Southern District of New York.

The securities class action settlement, which is subject to final Court approval, resolves all of the claims in the litigation against MMC, Marsh and the named individuals. Without admitting wrongdoing of any kind, MMC has agreed to pay $400 million, $205 million of which is expected to be covered by insurance. MMC will use cash on hand to fund the remainder of the settlement, which will be tax deductible and result in a cash refund.

Separately, the company also announced that the ERISA class action lawsuit filed in 2004 in the U.S. District Court for the Southern District of New York has been settled for $35 million, $25 million of which will be covered by insurance.

In a statement, the company said:

“After more than five years of litigation, MMC believes these settlements to be in the best interest of the company and its stockholders. While the company continues to deny all of the claims in these lawsuits, the resolution of these matters puts the litigation arising from the events of 2004 largely behind us and reduces the company’s ongoing legal costs. MMC is focused on the future and further strengthening its world-class businesses.”

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 52,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

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